Stradley Ronon Stevens & Young, LLP
2005 Market Street
Suite 2600
Philadelphia, PA 19103
Telephone  215.564.8000
Fax  215.564.8120
www.stradley.com
Christopher C Scarpa
cscarpa@stradley.com
215.564.8106

[DATE]

Allianz Variable Insurance Products Trust
5701 Golden Hills Drive
Minneapolis, MN 55416

Allianz Variable Insurance Products Fund of Funds Trust
5701 Golden Hills Drive
Minneapolis, MN 55416

Re:
Agreement and Plan of Reorganization dated as of December __, 2022 (the “Agreement”) by and among the Allianz Variable Insurance Products Trust (“VIP Trust”), a Delaware statutory trust, on behalf of its series identified in the Agreement as an “Acquired Fund” and an “Acquiring Fund”; and Allianz Variable Insurance Products Fund of Funds Trust (“VIP FoF Trust”), a Delaware statutory trust, on behalf of its series identified  in the Agreement as an “Acquired Fund” and an “Acquiring Fund”

Ladies and Gentleman:

You have requested our opinion regarding certain federal income tax consequences to the holders (“Contract Owners”) of certain variable annuity contracts and variable life insurance policies (collectively, the “Contracts”) that are issued or administered by Allianz Life Insurance Company of North America (“Allianz Life”) or by Allianz Life Insurance Company of New York (“Allianz Life of NY”) and funded by separate accounts of Allianz Life or Allianz Life of NY for which an Acquired Fund and an Acquiring Fund, each a separate series of the VIP Trust or the VIP FoF Trust, serve as underlying investment vehicles.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Pursuant to the Agreement, executed by the VIP Trust and the VIP FoF Trust on behalf of each Acquired Fund and the Acquiring Fund as identified in the Agreement,  each Trust, on behalf of its respective Acquired Funds will convey to the corresponding Acquiring Fund, free and clear of all liens, encumbrances, and claims whatsoever, all assets and property of every description and all interests, rights, privileges and powers of the Acquired Fund including, without limitation, all

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A Pennsylvania Limited Liability Partnership

Allianz Variable Insurance Products Trust
Allianz Variable Insurance Products Fund of Funds Trust
[DATE]

cash (including that derived from the liquidation of its assets in exchange for cash), securities, commodities and futures interests, claims (whether absolute or contingent, known or unknown, accrued or unaccrued and including, without limitation, any interest in pending or future legal claims in connection with past or present portfolio holdings, whether in the form of class action claims, opt-out or other direct litigation claims, or regulator or government-established investor recovery fund claims, and any and all resulting recoveries) and dividends or interest receivable that are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the Closing, except for cash, bank deposits or cash equivalent securities in an amount necessary to pay the estimated costs of extinguishing any Liabilities and cash in an amount necessary to pay any distributions pursuant to paragraph b. of Section 1 of the Agreement.  In exchange for each Acquired Fund’s Assets, each Trust, on behalf of its corresponding Acquiring Funds will assume all liabilities, debts, obligations and duties of any nature, whether accrued absolute, contingent or otherwise of the Acquired Fund and deliver to the Acquired Fund, shares of its corresponding class (if applicable) of the Acquiring Fund as identified in the table above, including fractional shares (calculated to the third decimal place).
In rendering our opinion, we have reviewed and relied upon: (a) the Agreement, (b) the Joint Information Statement/Prospectus dated [DATE], (c) certain representations concerning the Reorganization made to us by the Trust, on behalf of each of the Acquiring Fund and the Acquired Fund in a letter dated [DATE] (the “Representation Letter”), (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.
For purposes of this opinion, we are assuming that:

(1) each of the Contracts, and the insurance companies issuing them, including both Allianz Life and Allianz Life of NY, are and, at the time of the Closing of the Reorganization, will be properly structured under the insurance company provisions of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”);

(2) the ownership of shares in each of the Acquired Fund and the Acquiring Fund, and public access to such Funds, satisfies the requirements and limitations set forth in Treasury Regulation Section 1.817-5(f), which states the look-through rule for assets held through certain investment companies, such as the Acquired Fund and the Acquiring Fund, which are available exclusively through the purchase of a Contract; and

(3) pursuant to the investor control rules, the insurance companies issuing the Contracts, including both Allianz Life and Allianz Life of NY, and not the Contract Owners, have been and are treated for federal income tax purposes as the owners of the interests in the Acquired Fund and the Acquiring Fund that underlie the Contracts.

No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth

Allianz Variable Insurance Products Trust
Allianz Variable Insurance Products Fund of Funds Trust
[DATE]

below.  This opinion is conditioned upon (a) a Reorganization taking place in accordance with the applicable laws of the State of Delaware and the terms of the Agreement, (b) the information provided in the Joint Information Statement/Prospectus referred to above, and (c) the facts and representations contained in the Representation Letter, and also the above assumptions, being true and accurate as of the closing date of the Reorganization.

Based upon the foregoing, it is our opinion that, for federal income tax purposes, provided that the Contracts qualify to be treated as life insurance contracts under Section 7702(a) of the Code or as annuity contracts under Section 72 of the Code, the Contract Owners will not recognize any taxable income, gains or losses as a result of the Reorganization.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the VIP Trust and the VIP FoF Trust on behalf of each Acquired Fund and the Acquiring Fund as identified in the Agreement, of the undertakings in the Agreement and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto), (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization or (iii) any other transaction except the transaction consummated in accordance with the Agreement and the representations made to us.  Our opinion is solely for the information and use of the addressees and may not be relied on for any purpose by any other person without our express written consent.

Allianz Variable Insurance Products Trust
Allianz Variable Insurance Products Fund of Funds Trust
[DATE]

We hereby consent to the use of this opinion as an exhibit to the registration statement of each Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the
Reorganization.

Very truly yours,